Huntington Bancshares Incorporated
Huntington Center
41 South High Street
Columbus, OH 43287

Steve Steinour
Chairman, President, and CEO

August 3, 2009

Dear Fellow Huntington Shareholder:

In the second quarter we made further progress in positioning Huntington for better, long-term performance. As I noted in my last letter, and given our view that the economic situation will remain weak throughout this year, second quarter results were negatively impacted by elevated levels of net charge-offs and the need to continue to build our reserves. As a result, we posted a loss. Yet, aside from credit costs, we continued to improve underlying financial performance. Importantly, we significantly strengthened our balance sheet in the areas of liquidity, reserves, and capital to make certain we have the resources needed in these challenging times.

Earnings Recap

For the 2009 second quarter, Huntington recorded a net loss of $125.1 million, or $0.40 per common share. This compared with a net loss of $2,433.2 million, or $6.79 per common share in the 2009 first quarter. The primary driver of this loss was a provision for loan losses that increased $121.9 million from the first quarter, of which $79 million boosted our allowance for credit losses. The results were also impacted by a number of significant items. The table below recaps these items for you:

Three Months Ended	Impact (1)

(in millions, except per share)	Pre-tax	EPS (2)

June 30, 2009 – GAAP loss	$(125.1) (2)	$(0.40)

• Gain on tender of trust preferred securities	67.4	0.10
• Gain related to Visa ® stock	31.4	0.04
• Preferred stock conversion deemed dividend	NA	(0.06)
• FDIC special assessment	(23.6)	(0.03)
• Goodwill impairment	(4.2)	(0.01)
(1) Favorable (unfavorable) impact on GAAP earnings; pre-tax unless otherwise noted
(2) After-tax; EPS reflected on a fully diluted basis

The first three items were all related to capital actions undertaken to strengthen our capital position. The gains represented profits that added to retained earnings. The preferred stock conversions were similar to those completed in the first quarter as opportunities arose to convert more of our Series A 8.50% Non-cumulative Perpetual Convertible Preferred stock into common stock. The issuance of common stock strengthened the common equity component of shareholders’ equity and improved related capital ratios.

During the quarter, all FDIC insured banks paid a special assessment to help replenish the FDIC’s reserves. Our allocated portion was $23.6 million. While we view it as a one-time expense as the FDIC has not indicated otherwise, the FDIC retains the power to make further assessments if it so chooses. We also booked a $4.2 million goodwill impairment charge related to the pending sale of a small payments-related business in which we have an ownership interest.

Last quarter, I introduced to you a concept most analysts and some institutional investors view of primary importance. Pre-tax, pre-provision income is a common performance-related metric in analyzing performance in times of economic stress. It represents the level of earnings adjusted to exclude provision expense and other volatile and/or significant items we consider to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed to be one-time or short-term in nature. As I noted in my last letter, increasing pre-provision, pre-tax income is important. When this credit cycle ends and provision expense returns to more normal levels, the earnings currently being reduced by above-average provision for credit loss expense will flow directly into higher pre-tax income.

As shown in the table below, our pre-tax, pre-provision income performance in the second quarter was $229.3 million; a $4.7 million, or 2%, improvement from the 2009 first quarter. So at the core of our business, we continue to make progress.

This reflected a combination of positive factors key to improving our long-term financial performance. For example, average core deposits increased at an annualized 17% rate during the quarter. We also originated or renewed $4.1 billion of loans: $1.9 billion commercial and $2.2 billion consumer. Our net interest margin expanded 13 basis points to 3.10% as we began to realize the benefit of growth in core deposits and a more disciplined focus on deposit and loan pricing. We also saw good linked-quarter growth in service charges on deposits, trust income, and electronic banking fees. Further, our focus on controlling costs was evident as we saw a decline in personnel costs.

However, the lead story for Huntington this past quarter was action taken to significantly strengthen our balance sheet, a prerequisite for achieving our long-term objective of consistent and sustainable earnings growth. Strong liquidity, capital, and reserves are the most important elements of a fortress balance sheet. We made significant progress in all three during the second quarter.

Regarding credit management, you will recall that in the first quarter, we restructured our Franklin Credit relationship by taking ownership of the underlying residential mortgages and control of collections strategies and processes. This contributed to a 13% increase in cash collections in the second quarter compared with the first quarter. We also initiated ongoing monthly review and action plan meetings for our “watch” and “criticized” loans and completed a concentrated review of our single family home builder and retail commercial real estate loan portfolios. And, we shared our intent to do a comprehensive portfolio review in the second quarter.

During the second quarter, we reviewed every performing commercial relationship with an aggregate exposure of over $500,000. This review covered commercial and industrial, commercial real estate and business banking loans, and included over 5,000 accounts representing over $13 billion in outstandings. The work we did was important in assessing existing and emerging credit issues in this challenging economy. This loan level visibility allows us to proactively mitigate risk going forward. While we continue to believe our commercial portfolio will remain under pressure, we remain confident that the risks in our loan portfolios are manageable.

With regard to our consumer loan portfolio, second quarter results again reflected good and improving performance in our automobile loan and lease portfolio. Though we saw increases in net charge-offs and delinquencies in our residential mortgage portfolio, this was in line with expectations given the market environment. The home equity loss levels were higher in the quarter; yet, we saw a decline in early-stage delinquencies as we continued to focus on active loss mitigation strategies. We continue to believe our consumer loan portfolio will show better relative performance throughout this cycle.

In light of our commercial loan portfolio review, it was prudent to continue to build reserves. Our provision for credit losses was $413.7 million, up $121.9 million, or 42%, from the first quarter, and exceeded net charge-offs by $79.3 million. As a result, our period-end allowance for credit losses increased to 2.51% from 2.24% at the end of the first quarter. It is also important to note that this quarter’s credit performance was consistent with the early stages of the two-year cumulative loss assumptions used in our loan portfolio stress test analysis announced on May 20, 2009, when we targeted the amount of additional capital we felt would be needed to weather a stressed economic scenario through 2010.

Perhaps the most important achievement this past quarter was a significantly strengthened capital position as we executed $704.9 million of capital actions. These actions strengthened all of our period-end capital ratios. Our tangible common equity ratio increased to 5.68% from 4.65%, and our Tier 1 common risk-based capital ratio increased to 6.81% from 5.64%. Other capital ratios also increased significantly. Tier 1 and Total risk-based capital ratios at period end were 11.87% and 14.96%, respectively, up from 11.16% and 14.28%, respectively, from March 31, and well above the 6.0% and 10.0% “well capitalized” regulatory thresholds.

Our capital raising success reflected good support from investors of the actions we are taking to improve our longer-term prospects. We are especially pleased that our capital raising efforts this year were very efficient. Though we issued 55% more shares since the end of last year, the resulting pro forma dilution of this issuance to our tangible book value at the end of last year was only 3%. While we may continue to seek opportunities to further strengthen capital consistent with the overall target announced May 20, we believe Huntington has sufficient capital to weather a severe economic scenario similar to that used by the Federal Reserve in its modeling of capital sufficiency for the 19 large banks announced in May. Our actions also set the stage for eventual repayment of our $1.4 billion in TARP capital, though it would be premature to consider this in the near term given the economic uncertainty in our Midwest region.

From a liquidity perspective, we have never been stronger. During the first half of this year, we strengthened balance sheet liquidity as our available cash increased $1.3 billion, and our unpledged investment securities increased $1.8 billion. Further, the growth in core deposits reduced our reliance upon noncore funding. Our loan-to-deposit ratio improved to 98% at June 30, down from 101% at the end of first quarter, and from 108% a year ago. At the end of the quarter, we had $8.0 billion of FHLB and Federal Reserve borrowing capacity.

Even while we are aggressively addressing the issues of today, it is important to prepare for the long term. As such, we launched our three-year strategic planning effort aimed at focusing on how to best realize our untapped opportunities. This exercise, expected to be completed in the fourth quarter, will define Huntington’s long-term aspirations. So far, I like what I have seen and look forward to sharing more with you at the appropriate time.

I encourage all of you as interested shareholders to take the time to read our quarterly earnings press release and the additional investor disclosures. These documents provide additional detail and discussion on all of these and other performance issues. If you do not have internet access and would like a copy, please call Investor Relations and a copy will be mailed to you – (614) 480-5676. For those of you with internet access, the following is the URL where you can find this information on the Investor Relations page of huntington.com: http://www.investquest.com/iq/h/hban/ne/finnews/hban29.htm

Before closing, I want to address two issues that many of you have written to us about: (1) our plans to repay the $1.4 billion in TARP capital we received last November, and (2) the outlook for our common stock dividend.

It remains our intention to prepay our TARP capital before its three-year anniversary. Right now, however, it represents a good cushion to maintain until there is better visibility regarding economic trends, particularly in our Midwest markets. The economy remains fragile. So, retaining the TARP capital for a while would seem to be prudent at this time.

Regarding our dividend and when it might be increased, the direct answer is that this is not likely in the short term. I know that is disappointing, especially when I have just noted our strong capital, reserves, and liquidity position. Our view is that an appropriate common stock dividend policy is one in which the dividend can be supported by current earnings. Paying it out of stored capital at a time of economic uncertainty would be the equivalent of “eating your seed corn”. Signs that economic growth is again sustainable, and our ability to demonstrate consistent profitability would be the typical prerequisites for considering a dividend increase. We are working very hard on the second prerequisite, but I cannot predict when the economy will turn.

You should also know I purchased another 555,555 shares during the quarter, adding to the 300,000 shares of common stock I purchased in the first quarter. Most of our directors and several key executives also made additional purchases this quarter.

In the past six months, we have made tremendous progress in positioning Huntington for improved long-term performance. We’ve moved with a heightened sense of energy and urgency on a number of key issues including increasing liquidity, successfully launching and completing a major expense initiative, restructuring Franklin, understanding and addressing issues within our loan portfolios, strengthening our capital, restructuring the organization, and expanding our management team.

There is more work to do. Yet, looking back, I am pleased with the progress made but cognizant of the significant additional efforts and results we expect of our Huntington team. Given the challenging environment, we are enduring short-term pain to get ourselves to where we want to be. But I am confident of where we are headed. We are positioning Huntington for success in the foreseeable future.

Thank you for allowing me time to share these views with you.

Sincerely,

Important Notice: This letter is a high level review and discussion of recent performance and activities. For a full discussion, investors should refer to the 7/23/09
Financial Press Release and other SEC Filings sections found on the Investor Relations page of the company’s web site (www.huntington.com). For questions please contact Investor
Relations (614) 480-5676.